Exhibit 99.1

THE PMI GROUP, INC. COMMENCES VOLUNTARY CHAPTER 11 PROCEEDING

TO PROTECT STAKEHOLDERS

As a result of the previously-announced seizure by the Director of the Arizona Department of Insurance (the “ADI Director”) of its primary regulated subsidiaries on October 20, 2011, The PMI Group, Inc. (the “Company”) (NYSE: PMI) announced today that it has filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). The Company intends to use the protections of the Bankruptcy Code to assess its strategic and other options for preserving stakeholder value in light of the actions taken by the ADI Director.

None of the Company’s subsidiaries commenced chapter 11 proceedings. The Company will continue to operate in the ordinary course of business as “debtor-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and the orders of the Bankruptcy Court.

At the time of the actions by the ADI Director, the Company was in the middle of a process to explore strategic alternatives to maximize the value of the Company to its stakeholders. This process included discussions with the Arizona Department of Insurance and policyholders with respect to the stabilization and orderly run-off of PMI Mortgage Insurance Co. (“MIC”) in a manner designed to maximize claims-paying resources and protect policyholder interests.

As part of the process to explore strategic alternatives, the Company was seeking to raise additional capital from new investors in a transaction (the “PMAC Transaction”) to enable PMI Mortgage Assurance Company (“PMAC”), a wholly-owned subsidiary of MIC, to serve as a platform to write new mortgage insurance nationwide. To that end, the Company and its advisors had been in discussions with potential investors in PMAC and with Fannie Mae and Freddie Mac (the “GSEs”), and the Federal Housing Finance Agency (“FHFA”), as conservator of the GSEs, with respect to the designation of PMAC as an eligible mortgage issuer by the GSEs. The Company believed that the PMAC Transaction offered the prospect of significantly enhancing the value of the Company and was potentially substantially more favorable to the Company’s stakeholders than the liquidation of the Company’s assets. In addition, MIC believed that the PMAC Transaction had the potential of providing significant benefits to its policyholders over time because it believed that MIC’s interest in PMAC could attain substantial value and serve as an important additional resource for the payment of claims.

Without notice to the Company, on October 20, 2011, the ADI Director assumed exclusive power of management and control over the Company’s two principal regulated insurance subsidiaries, MIC and PMI Insurance Co. (collectively, the “Regulated Insurance Entities”), pursuant to an Interim Order Directing Full and Exclusive Control of Insurer entered in the Superior Court of the State of Arizona in and for the County of Maricopa (the “Interim Order”). The Interim Order was obtained in an ex parte proceeding in respect of which the Company had no opportunity to be heard. The Company believes that the ADI Director’s actions in seeking the

Interim Order were inconsistent with recent informal assurances that the Company had obtained from the Arizona Department of Insurance that no such action was likely in the near term and that the Company had until the end of 2011 to advance the PMAC transaction.

The Company filed a motion to vacate the Interim Order on October 28, 2011, which was denied by the Superior Court of the State of Arizona on November 22, 2011.

The ADI Director also is seeking the appointment of a receiver in respect of the Regulated Insurance Entities, and a hearing has been set for January 10, 2012. Also, on October 20, 2011, the ADI Director entered an order placing the Company’s principal regulated reinsurance subsidiaries, PMI Reinsurance Co., PMI Mortgage Guaranty Co., and Residential Insurance Co., under supervision, and those reinsurance subsidiaries filed an appeal with respect to that order with the Arizona Department of Insurance on November 18, 2011.

The Company has concluded that the Interim Order and the prospect of the appointment of a receiver in respect of MIC make it impractical for the Company to pursue the PMAC Transaction at this time without bankruptcy protection. As a consequence, the Company’s Board of Directors has concluded that filing for chapter 11 protection is in the best interest of the Company’s stakeholders and is the most effective means of preserving the Company’s remaining assets for the benefit of its stakeholders.

In connection with the bankruptcy filing, the Company’s $685 million of senior unsecured notes and approximately $51.5 million of junior subordinated unsecured notes have become due and payable. The noteholders’ ability to seek remedies and enforce their respective rights under the indentures applicable to the notes has been stayed as a result of the bankruptcy filing. The noteholders’ rights of enforcement are subject to the applicable provisions of the Bankruptcy Code.

Forward-Looking Statement

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements in this press release, including statements relating to the Company’s future plans, strategies, objectives, expectations and intentions, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated. We caution you not to place undue reliance on these forward-looking statements.